EXHIBIT 21

SUBSIDIARIES OF THE PARTNERSHIP

Name                                                                    State of Formation

Realmark - Beaver, LLC                                       New York
Realmark - Countrybrook, LLC                            New York
Realmark - Inducon Columbia, LLC                      New York
Realmark - Stonegate, LLC                                   New York